Exhibit 21.1

     The following chart provides the information required by Item 6.01 of Regulation S-B regarding our subsidiary:

Name	Jurisdiction of	Ownership
	Incorporation	Percentage

Aspen Gold Mining Company, a	Colorado, USA	100%
Colorado corporation